                                                                  Exhibit 5.1

                          FIRSTAR (WI) CORPORATION

                            September 23, 1998


Board of Directors
Firstar (WI) Corporation
Firstar Center
777 East Wisconsin Avenue
Milwaukee, WI 53202

     Re: Registration Statement on Form S-4
         ----------------------------------

Ladies and Gentlemen:

         This opinion is furnished to you in connection with the registration statement on Form S-4 (the "Registration Statement") filed on September 23, 1998 with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 230,000,000 shares of common stock, $0.01 par value per share (the "Shares"), of Firstar
(WI) Corporation, a Wisconsin corporation (the "Company"). The Shares are to be issued in connection with the Amended and Restated Agreement and Plan of Reorganization dated as of June 30, 1998, as amended and restated on September 17, 1998 (the "Merger Agreement"), by and among Star Banc Corporation, an Ohio corporation, Firstar Corporation, a Wisconsin corporation, the Company and Firstar Merger Corporation ("Merger Sub"), a wholly-owned subsidiary of the Company.

         I am the Senior Vice President and General Counsel of the Company. In that capacity, I have acted as counsel for the Company in connection with the issuance of the Shares pursuant to the Merger Agreement. For purposes of this opinion, I have examined or caused to be examined by counsel retained by or on staff of the Company, among other things, originals or copies, certified or otherwise identified to my satisfaction, of such documents as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

         Based upon the foregoing, I am of the opinion that the Shares being issued by the Company have been duly authorized and, when issued in accordance with the Merger Agreement, will be legally issued, fully paid and nonassessable, except that Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, and judicial interpretations thereof, impose liability upon shareholders for unpaid wage claims of the Company's employees, not exceeding six months service in any one case.

         I am a member of the bar of the State of Wisconsin. This opinion is limited to the federal laws of the United States of America and the laws of the State of Wisconsin.

         I hereby consent to the filing of this opinion as part of the Registration Statement, including but not limited to as an exhibit thereto, and to the use of my name therein and in the related joint proxy statement/prospectus under the caption "Legal Opinion."

         This opinion is to be used only in connection with the issuance of the Shares while the Registration Statement is in effect.


                                                Very truly yours,

                                                /s/ Howard H. Hopwood, III
                                                ---------------------------
                                                Howard H. Hopwood, III